EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”), entered into this 11th day of May, 2007, by and between WQN, INC., a Delaware corporation (the “Employer”), and RUSSELL SPIESSER (“Employee”).
WITNESSETH
     WHEREAS, the Employer desires to employ, and Employee desires to work for Employer;
     WHEREAS, the Employer desires to provide fair and reasonable benefits to Employee on the terms and subject to the conditions set forth in this Agreement; and
     WHEREAS, the Employer desires reasonable protection of their confidential business and customer information which they will develop over the years at substantial expense and assurance that Employee will not compete with the Employer for a reasonable period of time after termination of his employment with the Employer, except as otherwise provided herein.
     NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and undertakings herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be legally bound, covenant and agree as follows:
     1. Employment. Upon the terms and subject to the conditions set forth in this Agreement, the Employer employs Employee as the Employer’s Chief Technology Officer and Employee accepts such employment.
     2. Positions. Employee agrees to serve as the Employer’s Chief Technology Officer and to perform such duties in those offices as may reasonably be assigned to him by the Employer’s Board of Directors not inconsistent with the nature of Employee’s position and such duties which are of the character as those generally associated with such officer’s title.
     3. Term. The term of this Agreement shall begin on May 10, 2007 (the “Effective Date”) and shall end on the date which is one (1) year following such date; provided, however, that such term shall be extended automatically for an additional year on each anniversary of the Effective Date, unless either party hereto gives sixty (60) days written notice to the other party not to so extend prior to an anniversary (such term, including any extension thereof shall herein be referred to as the “Term”). Notwithstanding the foregoing, this Agreement shall automatically terminate (and the Term of this Agreement shall thereupon end) without notice when Employee attains 65 years of age.
     4. Salary. Employee shall receive a monthly minimum salary of Seven Thousand Dollars ($7,000.00) (“Base Compensation”) payable at regular intervals in accordance with the

Employer’s normal payroll practices in effect from time to time. Employee shall be entitled to receive a bonus of Twenty-Five Thousand Dollars U.S. ($25,000.00) per every One Million Dollars U.S. ($1,000,000.00) up to a total of Five Million Dollars U.S. ($5,000,000.00) of annual gross revenue generated by Employer as a result of software licenses related to the software program “My Nabyoo” that Employer licenses during such period (the “Software Revenue”), and a bonus of Fifty Thousand Dollars U.S. ($50,000.00) per every One Million Dollars U.S. ($1,000,000.00) of Software Revenue in excess of Five Million Dollars U.S. ($5,000,000.00) of Software Revenue up to total of Ten Million Dollars U.S. ($10,000,000.00) of Software Revenue. Additionally, Employee will be eligible to participate in Employer’s stock option plan to the same extent as other executives, officers and employees of Employer, and to receive stock options thereunder in such amounts and at such times as the Board of Directors may determine in its discretion.
     5. Benefit Programs. During the term of this Agreement, Employee shall be entitled to participate in or receive benefits (collectively, the “Benefits”) comparable to the other employees of the Employer, if such benefits are offered by the Employer. The foregoing does not obligate the Employer to provide benefits of any type.
     6. General Policies. All matters relating to the employment of Employee by the Employer not specifically addressed in this Agreement shall be subject to the general policies regarding employees of the Employer in effect from time to time.
     7. Termination. Subject to the respective continuing obligations of the parties, Employee’s employment by the Employer may be terminated prior to the expiration of the Term of this Agreement as follows:
     (a) The Employer, by action of its Board of Directors and upon written notice to Employee, may terminate Employee’s employment with the Employer for cause. For purposes of this subsection 7(a), “cause” shall be defined as (i) Employee’s personal dishonesty of a material nature affecting Employee’s ability to perform his duties under this Agreement, (ii) Employee’s incompetence in the performance of his duties and obligations under this Agreement, (iii) Employee’s willful misconduct or gross negligence, (iv) Employee’s breach of fiduciary duty involving personal profit, (v) Employee’s intentional failure to perform stated duties, (vi) Employee’s conviction of any criminal offense which involves dishonesty or breach of trust or conviction of any felony, (vii) any requirement of a government agency or authority having jurisdiction over the Employer, or (viii) any material violation by Employee of any material provision or covenant of this Agreement not cured by Employee within thirty (30) days of Employee’s receipt of notice from the Employer of such material violation.
     (b) The Employer, by action of its Board of Directors, may terminate Employee’s employment with the Employer without cause at any time; provided, however, that the “date of termination” for purposes of determining benefits payable to Employee under subsection 8(b) hereof shall be the date 30 days after Employee receives written notice of such termination.
     (c) Employee, by written notice to the Employer, may terminate his employment with
WQN — Employment Agreement

the Employer immediately for good reason. For purposes of this subsection 7(c), “good reason” shall be defined as any material violation by the Employer of any material provision or covenant of this Agreement.
     (d) Employee’s employment with Employer shall terminate in the event of Employee’s death or disability. For purposes hereof, “disability” shall mean the physical or mental inability of Employee to perform his obligations hereunder, provided that notice of any termination by the Employer because of Employee’s “disability” shall have been given to Employee prior to the full resumption by him of the performance of such duties.
     (e) Nothing contained in this Agreement shall impair, affect or change any requirements otherwise imposed upon the Employer or Employee by applicable statute, law, rule, regulation or other legal requirement, including, without limitation, Employee’s COBRA rights upon termination of employment.
     8. Termination Payments. In the event of termination of Employee’s employment pursuant to Section 7 hereof, compensation shall continue to be paid to Employee as follows:
     (a) In the event of termination pursuant to subsection 7(a), compensation provided for herein (including Base Compensation) shall continue to be paid, and Employee shall continue to participate in the benefit, retirement, and compensation plans and other perquisites as provided in Sections 5 and 6 hereof, for the lesser of (i) for a period of 3 months after the date set forth in the notice of termination, or (ii) for a period up to the remaining Term. Any benefits payable under insurance, health, retirement and bonus plans as a result of Employee’s participation in such plans through such date shall be paid when due under those plans.
     (b) In the event of termination pursuant to subsection 7(b) or 7(c), compensation provided for herein (including Base Compensation) at the rate in effect at the time of termination shall continue to be paid to Employee and Employee shall continue to participate in the benefit, retirement and compensation plans and other perquisites as provided in Sections 5 and 6 hereof, through the date of termination. Throughout the period during which Employee’s compensation shall continue hereunder, the Employer shall continue to contribute the employer portion toward the cost of such benefits and other perquisites in a manner consistent with the applicable terms of the governing plan documents and if applicable, insurance contracts, and otherwise in accordance with the procedures and policies in place prior to such termination through the date such payments, benefit coverages and perquisites are to be continued hereunder. Payment of compensation during this period, including Base Compensation, shall be made pursuant to the applicable payroll practices then utilized by the Employer, and shall commence on the first payroll payment date occurring after the date of termination of Employee’s employment.
     (c) In the event of termination pursuant to subsection 7(d), compensation provided for herein (including Base Compensation) shall continue to be paid and Employee shall continue to participate in the benefit, retirement, and compensation plans and other perquisites as provided in Sections 5 and 6 hereof in a manner consistent with the applicable terms of the governing plan documents, (i) in the event of Employee’s death, through the date of death, or (ii) in the event of
WQN — Employment Agreement

Employee’s disability, through the date of proper notice of disability as required by subsection 7(d). Any benefits payable under insurance, health, retirement and bonus plans as a result of the Employer’s participation in such plans through such date shall be paid when due under those plans.
     9. Notice of Termination. Any termination of Employee’s employment with Employer as contemplated by Section 7 hereof, except in the circumstances of Employee’s death, shall be communicated by written “Notice of Termination” by the terminating party to the other party hereto. Any “Notice of Termination” pursuant to subsections 7(a), 7(c) or 7(d) shall indicate the specific provisions of this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.
     10. Regulatory Oversight. All obligations under this Agreement may be terminated except to the extent determined that the continuation of the Agreement is necessary for the continued operation of the Employer by order of any state or federal regulatory agency with supervision of the Employer, unless stayed by appropriate proceedings, and the Employer shall be under no obligation to perform any of its obligations hereunder if it is informed in writing by any state or federal regulatory agency with supervision of the Employer that performance of its obligations would constitute an unsafe or unsound business practice.
     11. Death. Should Employee die after termination of his employment with the Employer while any amounts are payable to him hereunder, this Agreement shall inure to the benefit of and be enforceable by Employee’s executors, administrators, heirs, distributees, devisees and legatees and all amounts payable hereunder shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee or other designee or, if there is no such designee, to his estate.
     12. Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Employee:	Russell Spiesser
cleverbyte@internode.on.net

If to the Employer:	WQN, Inc.
Attn: B. Michael Adler
14911 Quorum Drive, Suite 140
Dallas, TX 75254
Facsimile: 972.980.3739
or to such other address as either party hereto may have furnished to the other party in writing in
WQN — Employment Agreement

accordance herewith, except that notices of change of address shall be effective only upon receipt.
     13. Governing Law. The validity, interpretation, and performance of this Agreement shall be governed by the laws of the State of Texas, without reference to the choice of law principles or rules thereof, except to the extent that federal law shall be deemed to apply.
     14. Modification. No provision of this agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Employer and Employee. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a wavier of dissimilar provisions or conditions at the same or any prior subsequent time. No agreements or representation, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.
     15. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement which shall remain in full force and effect.
     16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.
     17. Assignment. This Agreement is personal in nature and neither party hereto shall, without consent of the other, assign or transfer this Agreement or any rights or obligations hereunder except as provided in Section 11 above. Without limiting the foregoing, Employee’s right to receive compensation hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by his will or by the laws of descent or distribution as set forth in Section 11 hereof, and in the event of any attempted assignment or transfer contrary to this paragraph, Employer shall have no liability to pay any amounts so attempted to be assigned or transferred.
     18. Enforcement. If any provision of this Agreement is invalid in part or in whole, it will be deemed to have been amended, whether as to time, area covered or otherwise, as and to the extent required for its validity under applicable law and, as so amended, will be enforceable. The parties will execute all documents necessary to evidence such amendment.
     19. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules then in effect of the district office of the American Arbitration Association (“AAA”) nearest to the home office of the Employer, and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except to the extent that the parties may otherwise reach a mutual settlement of such issue.
WQN — Employment Agreement

     20. Document Review. Employer and Employee hereby acknowledge and agree that each (i) has read this Agreement in its entirety prior to executing it, (ii) understands the provisions and effects of this Agreement, (iii) has consulted with such attorneys, accountants and financial and other advisors as it or he has deemed appropriate in connection with their respective execution of this Agreement, and (iv) has executed this Agreement voluntarily and knowingly. EMPLOYEE HEREBY UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT HAS BEEN PREPARED BY LEGAL COUNSEL TO THE EMPLOYER AND THAT HE HAS NOT RECEIVED ANY ADVICE, COUNSEL OR RECOMMENDATION WITH RESPECT TO THIS AGREEMENT FROM SUCH COUNSEL.
     21. Entire Agreement This Agreement and the Employee Proprietary Information and Inventions Agreement dated as of the date hereof together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto.
[Signature page follows]
WQN — Employment Agreement

     IN WITNESS WHEREOF, the parties have caused the Agreement to be executed and delivered as of the date first written above.

EMPLOYER:

WQN, INC.

By:	/s/ B. Michael Adler

B. Michael Adler,
Chief Executive Officer

EMPLOYEE:

/s/ Russell Spiesser

Russell Spiesser
[Signature Page to WQN Employment Agreement]